Exhibit 99.1

VIASPACE SUBSIDIARY DIRECT METHANOL FUEL CELL CORPORATION INVITED TO CHINA

PASADENA, CA.—August 21, 2006—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today that Dr. Carl Kukkonen, CEO of VIASPACE and its Direct Methanol Fuel Cell Corporation subsidiary visited China at the invitation of the government of the city of Chengdu to discuss the potential of manufacturing methanol fuel cartridges and fuel cells in China. Chengdu, a city of 10 million, is the fifth largest city in China and capital of Sichuan province. Chengdu’s Hi-Tech Development Zone is home to many foreign companies including Intel and Motorola. The visit was hosted by Mr. Liu Hongjian, Deputy Secretary of the CPC Municipal Committee, and by representatives of the Municipal Government.

Dr. Kukkonen also visited Dalian Institute of Chemical Physics which is China’s leading Research Institute in Direct Alcohol Fuel Cells. The group led by Dr. Gongquan Sun is developing direct methanol fuel cells and critical fuel cell components such as membranes and sensors.

“Direct Methanol Fuel Cell Corporation currently has operations in Japan and Korea,” reports Dr. Kukkonen. “I was happy to be able to initiate discussions in China as well. I was very impressed with the welcome we received and the favorable business climate in Chengdu, and with the technical capabilities of our Chinese colleagues.”

About VIASPACE: Originally founded in 1998, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. VIASPACE focuses on direct methanol fuel cells and fuel cartridges, and on software and hardware for security and defense. Direct Methanol Fuel Cell Corporation has licensed more than 100 issued and pending patents on direct methanol fuel cell technology from Caltech. For more information, please see www.VIASPACE.com, or contact Dr. Jan Vandersande, Director of Communications at 800-517-8050, or IR@VIASPACE.com.

Press contact: Carl Kukkonen 626-768-3360
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This news release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The risks are outlined in our periodic filings with the U.S. Securities and Exchange Commission, as well as general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which VIASPACE has little or no control.